CIRO E. ADAMS, CPA, LLC
Client service, first and foremost.
56 Rockford Rd. | Wilmington, DE 19806-1004

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Professional Diversity Network, Inc.
Chicago, IL 60607-3059

We hereby consent to the incorporation by reference in the Annual Report on Form 10-K of Professional Diversity Network, Inc. for the year ended December 31, 2018, of our report dated April 15, 2019, included in its Registration Statements on Form S-3 [File #333-227249] and Form S-8 [File #333-211382] relating to the financial statements for the year ended December 31, 2018, listed in the accompanying index. Our report contains an explanatory paragraph regarding Professional Diversity Network, Inc.'s ability to continue as a going concern.

Ciro E. Adams, CPA, LLC

Ciro E. Adams, CPA, LLC
Wilmington, DE 19806-1004

April 15, 2019